Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for September 30, 2011. Net assets of the Fund were unaffected by the reclassifications.

                             Increase to
Reduction to                        Accumulated
       Accumulated Net                                    Net Realized
                                          Increase to                      Investment                                           Loss on
                    Paid-in Capital                             Income                                 Investments4
----------------------------------------------------------------------------------------------------------------------------
                         $10,053,706                       $2,654,850                                        $7,398,856

4. $277,543, all of which was long-term capital gain, was distributed in connection with Fund share redemptions